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As filed with the Securities and Exchange Commission on March 9, 2001

Registration No. 333-

U.S. SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM S-8
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

NEW CERIDIAN CORPORATION
(Exact name of registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation or organization)	41-1981625 (I.R.S. Employer Identification No.)
3311 East Old Shakopee Road Minneapolis, Minnesota (Address of Principal Executive Offices)	55425 (Zip Code)

EXECUTIVE INVESTMENT PLAN
(Full title of the plans)

William E. McDonald
Vice President, Associate General Counsel and Deputy Secretary
New Ceridian Corporation
3311 East Old Shakopee Road
Minneapolis, Minnesota 55425
(952) 853-8100
(Name, address and telephone number,
including area code, of agent for service)

Approximate date of commencement of proposed sale to the public:
Immediately upon the filing of this registration statement

CALCULATION OF REGISTRATION FEE

Title of securities to be registered	Amount to be registered(1)	Proposed maximum offering price per unit(2)	Proposed maximum aggregate offering price	Amount of registration fee

Deferred Obligations	$5,000,000	100%	$5,000,000	$1,320

(1)
In addition, pursuant to Rule 416(c) under the Securities Act of 1933, this registration statement includes an indeterminate amount of interests to be offered and sold pursuant to the Executive Investment Plan.

PART I

INFORMATION REQUIRED
IN THE SECTION 10(A) PROSPECTUS

    The documents containing the information specified in Part I of Form S-8 have been or will be sent or given to participants as specified by Rule 428(b)(1) under the Securities Act.

PART II

INFORMATION REQUIRED
IN THE REGISTRATION STATEMENT

Item 3.  Incorporation of Documents by Reference.

    The following documents filed by New Ceridian Corporation (File No. 001-16149) with the Securities and Exchange Commission are incorporated by reference in this registration statement:

  (1)
  New Ceridian's registration statement on Form 10, together with all amendments thereto, which became effective on February 22, 2001, in which there is set forth an audited balance sheet for New Ceridian as of August 8, 2000.

  (2)
  The description of New Ceridian's common stock contained in its registration statement on Form 10 filed with the SEC on December 6, 2000 under the Securities Exchange Act of 1934, including any amendments or reports filed for the purpose of updating this description.

    All documents filed by New Ceridian with the SEC pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act after the date of this registration statement and prior to the filing of a post-effective amendment which indicates that all securities offered pursuant to this registration statement have been sold or that deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in this registration statement and to be a part hereof from the date of filing of such documents.

Item 4.  Description of Securities.

    The securities registered consist of obligations of New Ceridian to pay compensation deferred by, and discretionary credits awarded to, participants in New Ceridian's Executive Investment Plan.

    Under the terms of the plan, officers, non-employee directors and a select group of management employees of New Ceridian and participating affiliates are provided with the opportunity to defer all or a portion of their base salary, annual bonus and eligible long-term bonus. Amounts deferred under the plan are credited to individual participant accounts and deemed invested in one or more funds selected by the participant from a group of available funds designated by the plan administrator. Each participant's account will be adjusted by the plan administrator on at least a monthly basis to reflect the income, expense, gains, losses, fees and the like that would otherwise have resulted from an actual investment in the funds selected by the participant, as well as for a mortality and expense charge associated with life insurance funding of the obligations under the rabbi trust or trusts discussed below. The value of a participant's account may also be adjusted prior to any distribution to reflect a good faith estimate of any fees and expenditures payable after the date of the distribution in connection with the deemed investment of the account.

    The plan was established by Ceridian Corporation in 1994. At that time, the plan was called Ceridian Corporation Deferred Compensation Plan. Effective as of January, 1, 1999, Ceridian Corporation amended the plan by way of restatement and changed the name of the plan to the Executive Investment Plan. Effective as of January 1, 2001, the authority to administer, amend and terminate the plan was transferred from Ceridian Corporation to New Ceridian and, consequently, the plan is a continuation by New Ceridian for its eligible employees and former employees of the Executive Investment Plan previously maintained by Ceridian Corporation. Compensation deferred under the plan prior to January 1, 1999 (the date on which participants were first permitted to deem deferrals to be invested in the funds selected by the plan administrator) will be credited with earnings on a monthly basis in an amount equal to the monthly equivalent of the reported annual prime rate of interest for such month. Prior to December 31, 1998, active participants in the plan were permitted to make a one-time election to have the entire portion of their prior period deferrals deemed invested in the manner described above.

    A participant will be immediately vested in all amounts deferred under the plan. Participants in the plan may also be awarded discretionary credits from time to time by New Ceridian or a participating affiliate. Discretionary credits will be credited to a separate account for the participant and deemed invested according to the participant's instructions in the manner described above. A participant will become vested in discretionary credits in the manner determined by New Ceridian or the participating affiliate at the time the credit is awarded.

    Distributions of deferred and discretionary credit account balances will normally be made only upon a participant's severance, retirement or disability, and will generally be made in a lump sum payment except in circumstances relating to retirement or disability for which a participant may elect payment in annual installments of five, ten or fifteen years. Under some conditions, however, a participant may elect to receive "in service" distributions from his or her account prior to severance, retirement or disability. A participant may also receive a distribution in the absence of an "in service" election in the event of an unforeseeable emergency or the disposition of some or all of the assets of New Ceridian or the participating affiliate. The plan additionally permits an early distribution of a participant's account at any time, subject to forfeiture of 10% of the account value if no other qualifying circumstance exists. Upon the death of a participant, the entire balance of the participant's accounts will be paid to the beneficiary(ies) designated by the participant. If the participant dies before terminating employment and other than by reason of suicide committed during the two year period beginning on the later of January 1, 1999 or January 1 of the first calendar year for which the participant elects deferrals, the participant's beneficiary(ies) will receive an additional death benefit equal to two times the participant's aggregate deferrals made under the plan.

    Amounts deferred or otherwise credited to a participant's account are not required by the plan to be invested according to participant fund selections, and will exist only as unsecured obligations of New Ceridian or the applicable participating affiliate. New Ceridian and any participating affiliate may establish one or more "rabbi trusts" for the purpose of paying obligations under the plan, and may transfer to or cause to be held in such trusts cash, marketable securities or other property (including policies of insurance on the lives of participants in the plan) according to the terms of the trusts. Nothing contained in the plan or in any trust document is to be construed as providing for assets to be held for the benefit of any participant or any other person, and no participant or other person shall have any interest in the assets of any trust established in connection with the plan. To the extent that a participant or any other person acquires a right to receive benefits under the plan or any trust, such right is no greater that the right of any unsecured general creditor of New Ceridian or the applicable participating affiliate. In the event of the bankruptcy or insolvency of New Ceridian or a participating affiliate, any rabbi trust assets would be returned to New Ceridian or participating affiliate for the benefit of its creditors according to the terms of the trust. The benefits payable under the plan and the right to receive future benefits under the plan may not be assigned, sold, transferred, pledged, encumbered or subjected to any change or legal process.

    The plan will be administered by a person or committee designated by New Ceridian who shall have the discretionary authority to adopt such rules, policies, practices or procedures with respect to the plan as it may deem necessary are advisable. New Ceridian reserves the right to amend or terminate the plan at any time, except that no amendment or termination may adversely affect the rights of the participants with respect to amounts deferred prior to the amendment or termination.

Item 5.  Interests of Named Experts and Counsel.

    William E. McDonald, Vice President, Associate General Counsel and Deputy Secretary for New Ceridian, has provided an opinion as to the legality of the securities registered under this registration statement.

Item 6.  Indemnification of Directors and Officers.

    Section 145 of the General Corporation Law of the State of Delaware grants each corporation organized thereunder, such as New Ceridian, the power to indemnify its directors and officers against liability for certain of their acts. Section 102(b)(7) of the Delaware General Corporation Law permits a provision in the certificate of incorporation of each corporation organized thereunder eliminating or limiting, with specified exceptions, the personal liability of a director to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director. New Ceridian's certificate of incorporation contains this provision. The foregoing statements are subject to the detailed provisions of Sections 145 and 102(b)(7) of the Delaware General Corporation Law.

    Article V of New Ceridian's Amended and Restated Bylaws provides that New Ceridian will indemnify its officers, directors and employees to the fullest extent permitted by the Delaware General Corporation Law in connection with proceedings with which any such person is involved by virtue of his or her status as an officer, director or employee. New Ceridian has also by contract agreed to indemnify its directors against damages, judgments, settlements and costs arising out of any actions against the directors brought by reason of the fact that they are or were directors. New Ceridian maintains directors' and officers' liability insurance, including a reimbursement policy in favor of New Ceridian.

Item 7.  Exemptions from Registration Claimed.

    Not applicable.

Item 8.  Exhibits.

    The following is a complete list of exhibits filed or incorporated by reference as part of this registration statement:

Exhibit No.
5.1	Opinion and Consent of William E. McDonald.
23.1	Consent of KPMG LLP.
23.2	Consent of William E. McDonald (included in Exhibit 5.1).
24.1	Power of Attorney (included on the signature page to this registration statement).

Item 9.  Undertakings.

  (a)
  The undersigned registrant hereby undertakes:

  (1)
  To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

  (i)
  To include any prospectus required by Section 10(a)(3) of the Securities Act;

  (ii)
  To reflect in the prospectus any facts or events arising after the effective date of this registration statement (or the most recent post-effective amendment hereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the SEC pursuant to Rule 424(b) under the Securities Act of 1933, as amended (the "Securities Act") if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement;

      (iii)
      To include any material information with respect to the plan of distribution not previously disclosed in this registration statement or any material change to such information in this registration statement.

        Provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) above do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the SEC by the registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in this registration statement.

    (2)
    That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

    (3)
    To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

  (b)
  The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in this registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

  (c)
  Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act, and is therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

    Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements of filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Minneapolis, State of Minnesota, on March 9, 2001.

NEW CERIDIAN CORPORATION
By:	/s/ RONALD L. TURNER Ronald L. Turner Chairman, President and Chief Executive Officer

POWER OF ATTORNEY

    Each person whose signature appears below constitutes and appoints Ronald L. Turner, John R. Eickhoff and Gary M. Nelson, and each of them, his or her true and lawful attorney-in-fact and agent with full powers of substitution and resubstitution, for and in his or her name, place and stead, in any and all capacities, to sign any or all amendments (including post-effective amendments) to this registration statement, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorney-in-fact and agent full power and authority to do and perform each and every act and thing requisite or necessary to be done in and about the premises, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent or his substitute or substitutes, may lawfully do or cause to be done by virtue thereof.

    Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed on March 9, 2001 by the following persons in the capacities indicated.

Signature	Title

/s/ RONALD L. TURNER Ronald L. Turner	Chairman, President, Chief Executive Officer and Director (principal executive officer)
/s/ JOHN R. EICKHOFF John R. Eickhoff	Executive Vice President and Chief Financial Officer (principal financial officer)
/s/ LOREN D. GROSS Loren D. Gross	Vice President and Corporate Controller (principal accounting officer)
/s/ GARY M. NELSON Gary M. Nelson	Vice President, General Counsel, Secretary and Director

NEW CERIDIAN CORPORATION
REGISTRATION STATEMENT ON FORM S-8

INDEX TO EXHIBITS

Exhibit No.	Item	Method of Filing
5.1	Opinion and Consent of William E. McDonald	Filed herewith.
23.1	Consent of KPMG LLP	Filed herewith.
23.2	Consent of William E. McDonald	Included in Exhibit 5.1.
24.1	Power of Attorney	Included on the signature page to this registration statement.

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PART I INFORMATION REQUIRED IN THE SECTION 10(A) PROSPECTUS
PART II INFORMATION REQUIRED IN THE REGISTRATION STATEMENT
SIGNATURES
POWER OF ATTORNEY
NEW CERIDIAN CORPORATION REGISTRATION STATEMENT ON FORM S-8 INDEX TO EXHIBITS